THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE NOTE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE NOTE.

$ [___________]	Issuance Date: [_______________], 2015

BARFRESH FOOD GROUP INC.

SERIES H 10% CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, Barfresh Food Group Inc., a Delaware corporation, (“Company”), promises to pay to the order of [___________], or its assigns (the “Holder”), the principal sum of [___________]($______________) (“Principal”), together with all accrued and unpaid interest thereon as set forth below (collectively, “Obligations”) payable as follows: accrued and unpaid interest shall be due and payable on [_______________], 2015 (6 months from the Issuance Date) and the balance of the Obligations shall be due and payable on [________________], 2015 (the first anniversary of the Issuance Date, the “Maturity Date”), when this Note will be due and payable in full. This Note is one of a series of promissory notes designated as “Series H Notes” containing substantially identical terms and conditions (except for the face amounts) in the aggregate principal amount of [________________________________] ($_________,000.00) (subject to increase in the Company’s sole discretion) issued pursuant to that certain Securities Purchase Agreement by and between the Company and purchasers signatory thereto (“Purchase Agreement”). Capitalized terms not defined herein have the meanings ascribed to them in the Purchase Agreement.

1. Interest. Unless provided otherwise hereunder, interest will accrue from the Issuance Date of this Note (the “Closing Date”) on the unpaid principal amount at a rate equal to 10% per annum, until all Obligations under this Note are paid in full. In the event of default, default period interest will accrue at 12% per annum.

2. Payment. All payments shall be made in lawful money of the United States of America at such place as Holder hereof may from time to time designate in writing to the Company. Payments will be credited first to the accrued but unpaid interest and the remainder applied to principal. The Company agrees it will make all payments (including prepayments) on this Note with the other holders of this Series H Note, on a pro rata basis so that the payment on each Note is the same percentage of the total payments made on all Notes as the indebtedness under each Note is of the total indebtedness under all Notes. In the event the Holder of this Note receives a payment in excess of its pro rata share, the Holder agrees that the excess will be paid to the Holders of the other Notes. Prepayment of this Note prior to its maturity is permitted in whole or in part, but all accrued and unpaid interest must be paid at the time of prepayment and all of the Notes must be prepaid on a pro rata basis.

3. Conversion at the Option of Holder. In the event of the Company consummates an equity financing prior to the Maturity Date, the Holder of the Note shall have the right to convert all outstanding principal and accrued and unpaid interest under the Note into the class of equity issued in such financing on the same terms as the other investors concurrently with the closing of such financing. For clarity, such conversion will not be triggered by stock issued in lieu of cash for services, stock issued under any existing agreement (or upon conversion of any outstanding security or agreement), and securities issued to employees, officers, directors or consultants as incentive compensation for services.

4. Piggyback Registration Rights. Whenever the Company shall propose to file a registration statement under the Securities Act on a form which permits the inclusion of the Note Shares for resale (a “Qualifying Registration Statement”), it will give written notice to the Holder at least 10 calendar days prior to the anticipated filing thereof, specifying the approximate date on which the Company proposes to file the Qualifying Registration Statement and the intended method of distribution in connection therewith, and advising the Holder of its right to have any or all of the Note Shares then held included among the securities to be covered by such registration statement (the “Piggyback Rights”), subject to restrictions set forth herein:

(a) The Holder shall have the right to include the Note Shares in one or more Qualifying Registration Statement until all of the Note Shares have been sold, or until all of the Note Shares are eligible for sale under Rule 144 promulgated by the SEC or any similar or successor rule, whichever shall first occur.

(b) In the event that the Holder elects to use the Piggyback Rights, the Company shall include in the Qualifying Registration Statement the number of the Note Shares identified by the Holder in a written request (the “Piggyback Request”) given to the Company not later than 10 calendar days prior to the proposed filing date of the Qualifying Registration Statement. The Note Shares identified in the Piggyback Request shall be included in the Qualifying Registration Statement on the same terms and conditions as the other shares of Common Stock included in the Qualifying Registration Statement.

(c) Notwithstanding anything in this Note to the contrary, the Holder shall not have Piggyback Rights with respect to: (i) a registration statement on Form S-4 or any successor forms thereto; (ii) a registration statement on Form S-8 or any successor forms thereto; (iii) a registration statement filed in connection with an exchange offer or an offering of securities solely to existing stockholders or employees of the Company; or (iv) a registration statement filed in connection with an offering by the Company of securities convertible into or exchangeable for Common Stock.

(d) Piggyback rights are subject to cut back, on a pro-rata basis among Note holders, if the lead managing underwriter selected by the Company for an underwritten offering for which Piggyback Rights are requested determines that marketing or other factors require a limitation on the number of shares of Common Stock to be offered and sold in such offering or pursuant to Section 415 of the Securities Act, as determined in good faith by the Company and its counsel.

(e) Nothing contained in this Section shall create any liability on the part of the Company to the Holder if the Company for any reason should decide not to file a Qualifying Registration Statement for which Piggyback Rights are available or to withdraw such Qualifying Registration Statement subsequent to its filing, regardless of any action whatsoever that the Holder may have taken, whether as a result of the issuance by the Company of any notice under this Note or otherwise.

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5. Events of Default. If any of the events specified in this Section 5 shall occur (herein individually referred to as an “Event of Default”), the Holder may, so long as such condition exists, declare the entire principal and unpaid accrued interest hereon immediately due and payable, by notice in writing to the Company:

(a) Default in the payment of the principal or unpaid accrued interest of this Note when due and payable;

(b) The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action;

(c) If, within 60 days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within 60 days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated;

(d) Any declared default of the Company under any other indebtedness that gives the holder thereof the right to accelerate such other indebtedness;

(e) The Company fails to cure any material breach of its other covenants, agreements, or obligations hereunder, or under the Warrants or Purchase Agreement within 10 days after written notice by the Holder to the Company specifying such breach; or

(f) A material breach of any representation or warranty made by the Company in this Note, the Warrants or the Purchase Agreement.

6. Transfer; Successors and Assigns. The terms and conditions of this Note will inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Note may not be offered for sale, sold, transferred or assigned (i) in the absence of (a) an effective registration statement for the Note under the Securities Act of 1933 (“Securities Act”), or (b) an opinion of counsel to the Holder (if requested by the Company), in a form reasonably acceptable to the Company, that registration is not required under the Securities Act or (ii) unless sold or eligible to be sold pursuant to Rule 144 or Rule 144a under the Securities Act. Notwithstanding the foregoing, this Note may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by this Note. In addition, this Note may not be transferred unless the transferee enters into a written agreement in form and substance acceptable to the Company pursuant to which the transferee agrees to be bound by all of the provisions of this Note. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. The Company’s Obligations are due only to the registered Holder of this Note.

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7. Notices. Any notices or other communications required or permitted to be given under the terms of this Agreement that must be in writing will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) one day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same; (iv) upon receipt, when sent by email, provided a confirmation of receipt is emailed to sender from recipient. The mailing and email addresses and facsimile numbers for such communications shall be as set forth in the Purchase Agreement.

8. Representations, Warranties and Covenants of the Company. The Company hereby represents, warrants and agrees to and with the Holder as follows:

(a) Until the date on which the Holder shall have sold all of the Note Shares (as defined in the Purchase Agreement), the Company shall use its reasonable best efforts to timely file all reports required to be filed with the Securities Exchange Commission pursuant to the Securities Exchange Act of 1934, and the Company shall not terminate its status as an issuer required to file reports under the Securities Exchange Act of 1934.

(b) On or before the fourth (4th) Business Day after the Issuance Date of this Note, the Company shall file a Current Report on Form 8-K describing all the material terms of the Note.

(c) The Company represents and warrants that no event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Company, any of its subsidiaries or their respective businesses, properties, prospects, operations or financial condition that would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the Securities and Exchange Commission relating to the issue and sale by the Company of its common stock and which has not already been publically announced in a current report or disclosed in a current, quarterly or annual report filed by the Company with the Securities and Exchange Commission.

9. Amendments and Waivers. Any terms of the Note may be amended, modified or waived with, the written consent of the Company and the Holders of more than 50% (“Majority Holders”) of the total face amount of the Notes; provided, however, that no such waiver, amendment or modification will reduce the aforesaid percentage in interest of the Notes the Holders of which are required to consent to any waiver, amendment or modification. Any amendment or waiver effected in accordance with this Section will be binding upon the Company, the Holders and each transferee of the Notes.

10. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed, and interpreted in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the Issuance Date.

COMPANY:

BARFRESH FOOD GROUP INC.,
a Delaware Corporation

By:
Name:	Joseph S. Tesoriero
Its:	Chief Financial Officer

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